EXHIBIT 5.1

David G. Peinsipp

T: +1 415 693 2177

dpeinsipp@cooley.com

February 16, 2012

Yelp Inc.

706 Mission Street

San Francisco, CA 94103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Yelp Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-178030) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 8,222,500 shares (the “Shares”) of the Company’s Class A common stock, par value $0.000001, which includes up to 7,100,000 Shares to be sold by the Company (the “Company Shares”), up to 50,000 Shares to be sold by the Selling Stockholder (the “Stockholder Shares”), and up to 1,072,500 Shares of Class A common stock of the Company that may be sold by the Company pursuant to the exercise of an of an over-allotment option granted to the underwriters (the “Overallotment Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Stockholder Shares have been validly issued, and are fully paid and non-assessable, and (ii) the Company Shares and the Overallotment Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

Yelp Inc.

February 16, 2012

Page Two

Sincerely,

/s/ David G. Peinsipp

David G. Peinsipp

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM